EXHIBIT 10.2

DEFERRED COMPENSATION AGREEMENT

A. INTRODUCTION

This Deferred Compensation Agreement ("Agreement") is made and entered into between Richard L. Manetta ("Mr. Manetta"), and The Dow Chemical Company (the "Company") (collectively, "the parties").

WHEREAS, Mr. Manetta and the Company have entered into a Settlement Agreement and General Release effective as set forth therein (the "Settlement Agreement");

WHEREAS, Subsection C (8) of the Settlement Agreement provides that Dow shall, by paying Mr. Manetta a deferred compensation benefit pursuant to the terms of a separate agreement, compensate Mr. Manetta for his loss of the Dow Employee Pension Plan benefit that he would have earned had he provided continuous service as a Dow employee for five years; and

WHEREAS, the parties desire to set forth the terms of Mr. Manetta's deferred compensation benefit in this Agreement.

NOW, THEREFORE, for consideration of the covenants and agreements contained herein and in the Settlement Agreement, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

B. DEFERRED COMPENSATION

Subject to Section J and to Mr. Manetta remaining employed in good standing by Dow on July 31, 2005, or such earlier date as both parties agree, Dow shall pay Mr. Manetta a before-tax payment of $90,000 per year for 20 years. This amount shall be paid in monthly installments of $7,500 (less tax withholdings) on the last business day of each month. Payments shall commence on March 31, 2006, and shall end on the earlier of February 28, 2026 and the death of Mr. Manetta, subject to Section C of this Agreement. If Mr. Manetta's employment with Dow is terminated before July 31, 2005 for Good Cause, then the annual payment under this Deferred Compensation Agreement will be prorated for the amount of time that Mr. Manetta was actually employed between his original hire date (July 30, 2001) and July 31, 2005. For purposes of this Agreement, "Good Cause" is limited to the occurrence of any of the following as determined by the Board of Directors of Dow: (i) conviction of a felony; (ii) gross nonfeasance or malfeasance with respect to the performance of Mr. Manetta's duties as an employee; (iii) commission of an act of theft, fraud or embezzlement that causes material injury to Dow; or (iv) refusal to follow a lawful directive of the General Counsel, the Chief Executive Officer, or the Board of Directors, which refusal is not cured within a reasonable period (but under no circumstances less than (7) business days) after that directive is confirmed in writing personally delivered to Mr. Manetta.

C. SURVIVOR BENEFIT

If Mr. Manetta dies before February 28, 2026, Dow shall continue to make payments in accordance with Section B of this Agreement to the spouse to whom Mr. Manetta is married as of the date of this Agreement ("Mrs. Manetta"). Such payments shall end on the earlier of February 28, 2026 or the death of Mrs. Manetta. In the event that Mrs. Manetta predeceases Mr. Manetta, Dow shall make no payments to anyone after Mr. Manetta's death.

D. UNFUNDED BENEFIT

Payments under this Agreement are unfunded and subject to the claims of Dow's creditors. Dow shall not maintain any separate trust or fund to pay any benefits under this Agreement. Dow shall pay all benefits from its general assets and Mr. Manetta shall not have any right, title, or interest in or to any of Dow's assets and shall have the status of a general unsecured creditor. If and to the extent that Dow purchases (or has purchased) any insurance policy or policies on the life of Mr. Manetta, such policy or policies shall be the sole property of the Company free of all claims of Mr. Manetta (or his beneficiary or the executors or administrators of his estate).

E. NO GUARANTEE OF EMPLOYMENT

This Agreement does not confer on Mr. Manetta the right to be retained in the service of the Dow, or, subject to the terms of the Settlement Agreement, interfere with the right of Dow to discharge or otherwise terminate his employment.

F. NON-ASSIGNMENT OF BENEFITS

Neither Mr. Manetta nor Mrs. Manetta may assign, anticipate, alienate, commute, pledge, or encumber any benefits to which they may become entitled under this Agreement, nor may the same be subject to attachment or garnishment by any creditor's claim or to legal process.

G. TAX WITHHOLDINGS

All payments under this Agreement are subject to such withholding and to such other deductions as may be required under any income tax or other law, whether of the United States or any other jurisdiction.

H. DISPUTE RESOLUTION

Disputes between the parties concerning this Agreement shall be resolved in accordance with Section F of the Settlement Agreement.

I. GOVERNING LAW

This Agreement shall be governed and interpreted in accordance with the Employee Retirement Income Security Act of 1974 ("ERISA"). To the extent ERISA does not preempt state law, this Agreement shall be governed by the substantive statutes and common law of Michigan, other than its choice of law provisions.

J. EFFECTIVE DATE

This Agreement shall be effective on the eighth day after Mr. Manetta signs two copies of the Settlement Agreement, so long as he does not revoke it within seven days after he executes it. If Mr. Manetta revokes the Settlement Agreement within seven days after he executes it, this Agreement will not become effective and Mr. Manetta will have no right to benefits under this Agreement.

K. AMENDMENT AND TERMINATION

This Agreement may be amended by the written agreement of Dow and Mr. Manetta (or, after his death, Mrs. Manetta). This Agreement shall terminate and become null and void on the later of the death of Mr. Manetta or the death of Mrs. Manetta.

THE DOW CHEMICAL COMPANY

By: /S/LAWRENCE J. WASHINGTON
Lawrence J. Washington
Vice President, Sustainability,
Environment, Health and Safety
Date: December 8, 2004

/S/ RICHARD L. MANETTA
Richard L. Manetta
Date: December 10, 2004